State of Delaware
Secretary of State
Division of Corporations
Delivered 04:57 PM 10/20/2015
FILED 04:57 PM 10/20/2015
SR 20150575913 - File Number 5537383

Amchi Gendynamy Science Corporation
Certificate of Amendment to
Certificate of Incorporation
October 20, 2015

Amchi Gendynamy Science Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: As of October 20, 2015, the Corporation had 20,500,000 shares of common stock issued and outstanding and no shares of Series Preferred Stock designated nor issued.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: The first paragraph of Article Fourth to the Certificate of Incorporation shall be amended to read as follows:

"FOURTH:

The total number of shares of stock which the Corporation shall have authority to issue is 520,000,000 consisting of 500,000,000 shares of common stock, \$.0001 par value per share, and 20,000,000 shares of preferred stock, \$.0001 par value per share."

The remainder of Article Fourth remains unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 20th day of October, 2015.

AMCHI GENDYNAMY SCIENCE CORPORATION

Attest:

Secretary

BY:
Wisdom Qiao
Chief Executive Officer

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